UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 21, 2025

(Date of earliest event reported)

APPLIED DIGITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-31968	95-4863690
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3811 Turtle Creek Blvd., Suite 2100, Dallas, TX	75219
(Address of principal executive offices)	(Zip Code)

214-427-1704

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLD	Nasdaq Global Select Market

Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2025, Applied Digital Corporation, a Nevada corporation (the “Company”), entered into the fourth amendment (the “Fourth Amendment”) to the Preferred Equity Purchase Agreement, dated April 30, 2025, by and between the Company and the investors signatory thereto (as amended from time to time, the “PEPA”), in order to increase its access to capital to fund the continued construction and development of its Polaris Forge I and Polaris Forge 2 data centers in Ellendale and Harwood, North Dakota, as well as general working capital purposes and for transaction expenses.

The Fourth Amendment amends the PEPA to, among other things: (i) increase the aggregate commitment amount of the shares of Series G Convertible Preferred Stock, par value $0.001 per share (the “Series G Preferred Stock”), from $590.0 million to $1.590 billion; (ii) subject to waiver by a majority-in-interest of the investors, (a) set the maximum put issuance amount to $75,000,000 per issuance, (b) set the limit to one put issuance per seven (7) business day period, and (c) set the maximum aggregate stated value of Series G Preferred Stock outstanding at any one time to $75,000,000; (iii) increase the original discount from 2% to 3%; (iv) eliminate the placement agent fee; and (v) eliminate the prohibition on Variable Rate Transactions (as defined in the PEPA).

The shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issuable upon conversion of the Series G Preferred Stock pursuant to the Fourth Amendment are required to be registered for resale as soon as practicable after November 5, 2025, but in no case later than November 12, 2025 (subject to certain exceptions).

The foregoing description of the Fourth Amendment is qualified in its entirety by reference to the full text of the Fourth Amendment, a form of which is attached hereto as Exhibit 10.1 and is incorporated in its entirety by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The offer and sale of the Series G Preferred Stock pursuant to the PEPA, and the shares of Common Stock issuable upon the conversion of the Series G Preferred Stock, is and will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the Series G Preferred Stock, nor shall there be an offer, solicitation or sale of the Series G Preferred Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 21, 2025, in connection with the entry into the Fourth Amendment, the Company filed an amendment (the “Fifth Certificate of Designations Amendment”) to the Certificate of the Designations, Powers, Preferences and Rights of Series G Convertible Preferred Stock, originally filed with the Secretary of State of the State of Nevada on April 30, 2025, as amended on each of August 14, 2025, September 11, 2025, September 25, 2025 and October 14, 2025 (as amended, the “Certificate of Designations”). The Fifth Certificate of Designations Amendment amends the Certificate of Designations to, among other things, (i) increase the authorized shares of Series G Preferred Stock from 204,000 shares to 1,030,000 shares, and (ii) increase the limit below which the Floor Price (as defined in Section 1.5(c)(ii) of the Certificate of Designations) may not be reduced from $4.33 to $4.48. In addition, under the Fifth Certificate of Designations Amendment, the Company’s Board of Directors may increase or decrease the applicable Floor Price with respect to any put, at its sole discretion.

The foregoing description of the Fifth Certificate of Designations Amendment is qualified in its entirety by reference to the full text of the Fifth Certificate of Designations Amendment, which is attached hereto as Exhibits 3.1, and is incorporated in its entirety by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Amendment to Certificate of the Designations, Powers, Preferences and Rights of Series G Convertible Preferred Stock, filed with the Secretary of State of the State of Nevada on October 21, 2025.
10.1*	Form of Fourth Amendment to Preferred Equity Purchase Agreement, dated October 21, 2025, by and between the Company and the investors signatory thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* The schedules to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 21, 2025	By:	/s/ Saidal L. Mohmand
	Name:	Saidal L. Mohmand
	Title:	Chief Financial Officer